REVOLVING LINE OF CREDIT AGREEMENT

         THIS REVOLVING LINE OF CREDIT AGREEMENT, dated as of January 31, 2000, is made between CAPRICORN INVESTORS III, L.P., a Delaware limited partnership (the "Borrower"), and * (the "Lender")

                              W I T N E S S E T H:

         The Borrower has requested a revolving two (2)-year line of credit from the Lender in the aggregate principal amount of Seven Million Five Hundred Thousand ($7,500,000) Dollars.

         The Lender is willing to loan to the Borrower said $7,500,000 upon the terms and conditions set forth herein.

         NOW THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         SECTION 1.1.    Intentionally Omitted.

         SECTION 1.2. Defined Terms The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

         "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to "control" another Person if such Person possesses, directly or indirectly, the power

         (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners of such other Person; or

         (b) to direct or cause the direction of the management and policies of such other Person whether by contract or otherwise.

         Notwithstanding the foregoing, a limited partner of the Borrower shall not constitute an "Affiliate" of the Borrower unless such limited partner is also a general partner of, or "Affiliate" of a general partner or, the Borrower.

--------------------
* The identify of the Lender under the Revolving Line of Credit Agreement has been omitted in accordance with the provisions of Item 3 of Schedule 13D. Accordingly, the name, address and other identifying information of the Lender and its affiliates has been replaced with "*" herein, and the applicable information has been provided to the Secretary of the Securities and Exchange Commission. Items herein identified as "intentionally omitted" are so identified in the original agreement and do not represent redacted information.

         "Agreement" means this Agreement, as the same may at any time be amended, supplemented, restated, or otherwise modified and in effect.

         "Applicable Lending Office" means the Principal Office or such other office of the Lender (or an Affiliate of the Lender), as the Lender may from time to time specify to the Borrower as the office by which the Loans are to be made and maintained.

         "Assignee Lender" is defined in Section 9.12.

         "Authorized Officer" means, relative to the Borrower, those members of the General Partner whose signatures and incumbency shall have been certified to the Lender pursuant to Section 5.1.1.

         "Available Capital" of the Borrower means, at any time, the aggregate Remaining Capital Commitments of all partners of the Borrower (excluding the aggregate Remaining Capital Commitments of all Defaulting Limited Partners and Limited Partners which are excused from making further capital contributions as provided in the Partnership Agreement).

         "Base Rate" means a fluctuating interest rate per annum equal at all times to the interest rate announced publicly from time to time by * as its base rate. All computations of interest with respect to the Base Rate shall be made by the Lender on the basis of a year of 360 days for the actual number of days elapsed. The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Lender in connection with extensions of credit.

         "Borrower" is defined in the preamble.

         "Borrowing" means the Loans made by the Lender on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.

         "Borrowing Request" means a loan request and certificate duly executed by an Authorized Officer, substantially in the form of Exhibit 2.3 hereto.

         "Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York.

         "Capital Contribution Account" means the deposit account established by the Borrower at the Lender's New York Branch as provided in Section 7.1.5.

         "Change in Control" means the occurrence, at any time, of any one or more of the following events:

         (a) the General Partner shall cease to be the sole general partner of the Borrower; or

         (b)      the death or Disability of (i) the Guarantor, (ii) Nathaniel
A. Gregory, or (iii) Dudley C. Mecum or such individual's removal as manager of the General Partner or such individual's voluntary retirement or withdrawal from substantially all of his business activities on behalf of the Borrower.

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "Commitment" means the Loan Commitment.

         "Commitment Fee" is defined in Section 3.3.1.

         "Commitment Amount" means, on any date, an amount not to exceed $7,500,000, as such amount may be reduced by the Reduction Amount, and from time to time pursuant to Section 2.2.

         "Commitment Termination Event" means

         (a)      the occurrence of any Event of Default described in Section
8.1.9; or

         (b) the occurrence and continuance of any other Event of Default and either

                  (i) the declaration of the Loans and other Obligations to be due and payable pursuant to Section 8.3, or

                  (ii) in the absence of such declaration, the giving or notice by the Lender to the Borrower that each Commitment has been terminated.

         "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

         "Contract" is defined in clause (a) of Section 2.7.3.

         "Controlled Group" means all members of controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control, which are treated as a single employer under Section 414(b) or 414(c) of the code or Section 4001 of ERISA.

         "Credit Extension" or "Extension" means the making or a Loan.

         "Credit Extension Request" means any Borrowing Request.

         "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

         "Defaulting Limited Partner" has the meaning assigned to that term in the Partnership Agreement.

         "Disability" means the inability of any individual to perform substantially all of his duties and responsibilities to the General Partner or Winokur & Associates, Inc. by reason of a physical or mental disability or infirmity (i) for a continuous period of six months, (ii) for such shorter period ending when he submits a written notice to the Borrower that he has a physical or mental disability or infirmity which will likely prevent him from returning to the performance of his work duties for six months or longer or
(iii) a period until the Advisory Committee (as such term is defined in the Partnership Agreement) of the General Partner shall in good faith determine and submit a written notice to the Borrower that he is physically or mentally disabled and will likely be prevented from returning to the performance of his work duties for six months or longer. The date of such Disability shall be on the last day of such six-month period or the day on which he or the Advisory Committee of the General Partner submits such notice, as the case may be.

         "Disclosure Schedule" means the Disclosure Schedule attached hereto as
Schedule I, as amended, supplemented or otherwise modified from time to time by the Borrower with the written consent of the Lender.

         "Dollar" and the sign "$" mean lawful money of the united States.

         "Domestic Office" means the office of the Lender designated as such below its signature hereto or such other office of the Lender within the United States as may be designated from time to time by notice from the Lender to the Borrower

         "Effective" means the date this Agreement becomes effective pursuant to
Section 9.8.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time references to sections of ERISA also refer to any successor sections.

         "Event of Default" is defined in Section 5.1.

         "Fiscal Quarter" means any quarter of a Fiscal Year.

         "Fiscal Year" means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g. the "2000 Fiscal Year") refer to the Fiscal Year ending on the December 31 occurring during such calendar year.

         "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

         "GAAP" is defined in section 145.

         "Guarantor" means Herbert S. Winokur, Jr.

         "Guaranty" means that certain Limited Guaranty, dated as of the date hereof, given by the Guarantor to the Lender, guaranteeing the obligations of the Borrower hereunder, as limited by, and in accordance with, said Limited Guaranty.

         "General Partner" means Capricorn Holdings III, LLC, a Delaware limited liability company.

         "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

         "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

         "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification:

         (a)      which is of a "going concern" or similar nature;

         (b) which relates to the limited scope of examination of matters relevant to such financial statement; or

         (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under section 7.2.4.

         "including" mean's including without limiting the generality of any description preceding such term.

         "Indebtedness" of any Person means, without duplication:

         (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

         (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

         (c) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

         (d)      net liabilities of such Person under all Hedging Obligations;

         (e) whether or not so included as liabilities in accordance with GAAP, all obligations of each Person to pay the deferred purchase price of property or services (excluding trade payables), and indebtedness (excluding prepaid interest thereon) secure by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

         (f) all Contingent Liabilities of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

         "Indemnified Liabilities" is defined in Section 9.4.

         "Indemnified Parties" is defined in Section 9.4.

         "Investment" means, relative to any Person,

         (a) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

         (b)      any Contingent Liability of such Person; and

         (c) any ownership or similar interest held by such Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, it made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

         "Lender" is defined in the preamble.

         "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

         "Loan Commitment" means the Lender's obligation to make Loans pursuant to Section 2.1.1 in an amount that shall not exceed, in the aggregate, $7,500,000, as same may be reduced by the Reduction Amount.

         "Loan Commitment Termination Date" means the earliest of

         (a)      the Stated Maturity Date;

         (b) the date on which the Loan Commitment in terminated in full or reduced to zero pursuant to Section 2.2; and

         (c)      the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in clause (b) or (c) the Loan Commitment shall terminate automatically and without any further action.

         "Loans" is defined in section 2.1.l.

         "Loan Document" means this Agreement, the Note, the Guaranty, and each other agreement, document or instrument delivered in connection herewith or therewith, whether or not specifically mentioned herein or therein.

         "Margin Stock" means "margin stock", within the meaning of F.R.S. Board Regulations U or X.

         "Material Adverse Effect" means (a) a materially adverse effect on the assets, business, operations, properties or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole, and/or the Guarantor, as the case may be, (b) an impairment of the ability of the Borrower and/or the Guarantor, as the case may be, to perform any of its or his obligations under this Agreement, the Guaranty or any other Loan Document, as the case may be, or
(c) an impairment of the validity or enforceability of, or an impairment of the rights, remedies or benefits available to the Lender under this Agreement, the Guaranty or any other Loan Document.

         "Monthly Payment Date" means the last Business Day of each calendar month.

         "Note" means the promissory note of the Borrower payable to the Lender, in the form of Exhibit 2.6 hereto (as such promissory note nay be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to the Lender resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

         "Obligations" means all obligations (monetary or otherwise) of the Borrower arising under or in connection with this Agreement, the Note and each other Loan Document.

         "Organic Document" means, relative to the Borrower, its certificate of limited partnership and the Partnership Agreement and any voting trusts and similar arrangements applicable to ally of its partnership interests.

         "Participant" is defined in Section 9.11.

         "Partnership Agreement" means the Limited Partnership Agreement of the Borrower, dated as of May 28, 1999, and as amended, supplemented or modified and in effect from time to time.

         "Pension Plan" means a "pension plan", as such term 15 defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA).

         "Person" means any natural person, corporation, partnership, limited liability company, firm, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

         "Plan" means any Pension Plan or Welfare Plan.

         "Principal Office" means the office of the Lender, presently located at
*.

         "Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

         "Reduction Amount" is defined in Section 2.1.2.

         "Reduction Date" is defined in Section 2.1.2.

         "Remaining Capital Commitments" has the meaning assigned to that term in the Partnership Agreement.

         "Stated Maturity Date" means January 30, 2002.

         "Subsidiary" means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence at any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other subsidiaries of such Person.

         "Taxes" is defined in Section 4.6.

         "Total Partnership Capital" means the aggregate amount of capital of the Borrower, as reflected on the balance sheet of the Borrower, determined in accordance with GAAP.

         "United States" or "U.S." means the United States of America, its fifty states and the District of Columbia.

         "Welfare Plan" means a "welfare plan", as such term is defined in section 3(1) of ERISA.

         "Year 2000 Problem" shall mean any significant risk that computer hardware, software or equipment containing embedded microchips essential to the business or operations of the Borrower or any of its subsidiaries will not, in the case of dates or time periods occurring after December 31, 1999, function at least as effectively and reliably as in the case of times or tine periods occurring before January 1, 2000, including the making or accurate leap year calculations.

         SECTION 1.3. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule, the Note and in each Borrowing Request, Loan Document, notice and other communication delivered from time to time in connection with this Agreement, the Guaranty, or any other Loan Document.

         SECTION 1.4. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be. and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, section or definition.

         SECTION 1.5. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with5 those generally accepted accounting principles in the United States ("GAAP") applied in the preparation of the financial statements referred to in Section 6.5.

                                   ARTICLE II

                 COMMITMENTS, BORROWING AND ISSUANCE PROCEDURES,
                                    AND NOTE

         SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement (including Article V), the Lender agrees to make the Loans pursuant to the Loan Commitment described in Section 2.1.1.

         SECTION 2.1.1. Commitment to Make Loans. From time to time on any Business Day occurring prior to the Loan Commitment Termination Date, the Lender will make loans (the "Loans") to the Borrower equal to the aggregate amount of the Borrowing requested by the Borrower to be made on such day provided that the aggregate amount outstanding at any time hereunder shall not exceed the Commitment Amount. On the terms and subject to the conditions hereof, the Borrower may from time to time prior to the Loan Commitment Termination Date, borrow, prepay and reborrow Loans.

         SECTION 2.1.2. Reduction Amount. Notwithstanding anything to the contrary contained herein, immediately upon the date (the "Reduction Date") that the Available Capital is less than $15,000,000, the Borrower, within three (3) days from such date, shall pay to the Lender, as a permanent principal reduction hereunder an amount necessary to reduce the outstanding principal amount to $3,500,000 (the "Reduction Amount"). From and after the Reduction Date, the Commitment Amount shall be permanently reduced to $3,500,000.

         SECTION 2.1.3. Lender Not Required to Make Credit Extensions. Anything contained herein to the contrary notwithstanding, the Lender shall not be obligated in any manner to make any Credit Extension in a principal amount which, together with the aggregate principal amount of all Loans outstanding on the proposed date of making such Credit Extension, would exceed the Commitment Amount.

         SECTION 2.2. Optional Reduction of Commitment Amount. Subject to the terms of clause (b) of Section 3.1, the Borrower may, from time to time on any Business Day, voluntarily reduce the Commitment Amount (in addition to the requirements under Section 2.1.2); provided, however, that other than as required under Section 2.1.2, all such reductions shall require at least three
(3) Business Days' prior notice to the Lender and be permanent, and any partial reduction of the Commitment Amount shall be in a minimum amount of $100,000 and in an integral multiple of $10,000; provided, further, that the Borrower may terminate the Commitments in whole if, at the time of and as a condition of such termination, the Borrower shall have repaid in full all Loans, together with all accrued interest thereon to the date of termination.

         SECTION 2.3. Borrowing Procedure. By delivering a Borrowing Request (in the form of Exhibit 2.3 annexed hereto) to the Lender on or before 10:00 a.m., New York City time, on a Business Day, the Borrower may from time to time irrevocably request, on the date of the proposed Loan, nor, in any event, more than five (5) Business Days' notice, that a Borrowing be made in a minimum amount of $100,000 and an integral multiple of $10,000, or in the unused amount of the Commitment Amount. Such Borrowing Request shall specify, among other things, when the Borrower intends to make a capital call under the Partnership Agreement to repay such Loans. On the terms and subject to the conditions of this Agreement, each Borrowing shall be made on the Business Day specified in such Borrowing Request. On or before 1:00 p.m., New York City time, on such Business Day, the Lender shall make funds in an amount equal to the requested Borrowing available to the Borrower by wire transfer to the account or accounts the Borrower shall be specified in its Borrowing Request.

         SECTION 2.4.    Intentionally Omitted.

         SECTION 2.5. Funding. The Lender may, if it so elects, fulfill its obligation to make or continue Loans hereunder by causing one of its Affiliates (or an international banking facility created by the Lender) to make or maintain such Loans; provided, however, that such Loans shall nonetheless be deemed to have been made and to be held by the Lender, and the obligation of the Borrower to repay such Loan shall nevertheless be to the Lender for the account of such Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Section 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that the Lender elected to fund all Loans by purchasing Dollar deposits in its Applicable Lending Office.

         SECTION 2.6. Note. The Loans made by the Lender from time to time outstanding under the Commitment shall be evidenced by a Note (in the form of Exhibit 2.6 annexed hereto) in a maximum principal amount equal to the original Commitment Amount. The Borrower hereby irrevocably authorizes the Lender to make (or cause to be made) appropriate notations on the grid attached to such Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate applicable to the Loans evidenced thereby. Such notations shall be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of the Lender to make any such notations shall not limit, increase or otherwise affect any obligations of the Borrower.

         SECTION 2.7.    Intentionally Omitted.

         SECTION 2.7.1.  Intentionally Omitted.

         SECTION 2.7.2.  Intentionally Omitted.

         SECTION 2.7.3.  Intentionally Omitted.

         SECTION 2.7.4.  Intentionally Omitted.

         SECTION 2.7.5.  Intentionally Omitted.

         SECTION 2.7.6.  Intentionally Omitted.

                                   ARTICLE III

                   REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

         SECTION 3.1. Repayments and Prepayments. The Borrower shall repay (without set-off, deduction or counterclaim) in full the unpaid principal amount of each Loan upon the earlier of (i) the Stated Maturity Date and (ii) the date which is six months after the making of such Loan. Prior thereto, the Borrower (without set-off, deduction or counterclaim):

         (a) may, from tine to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided however, that:

                  (i) all such voluntary prepayments shall require at least one (1) but no more than five (5) Business Days' prior written notice to the Lender, and

                  (ii) all such voluntary partial prepayments shall be in an aggregate minimum amount of $100,000 and an integral multiple of $10,000; and

                  (iii) no such voluntary prepayment of any Loan may be made on any day before the 30th day following the making of such Loan;

         (b) shall, on each date when any reduction in the Commitment Amount shall become effective pursuant to Section 2.1.2, 2.2 and 3.1 hereof, make a mandatory prepayment of all Loans (and/or pay over to the Lender cash to be held in a non-interest bearing collateral account by the Lender as cash collateral for the Lender's unfunded obligations under all issued and outstanding Letters of Credit) equal to the excess, if any, of:

                  (i) the sum of (x) the outstanding principal amount of all Loans at such date over
         ----

                  (ii)   the Commitment Amount as so reduced;

         (c) shall, immediately upon the Available Capital at the Borrower being less than the product of (i) 2 and (ii) the sum of the aggregate outstanding principal amount of the Loans, make a mandatory prepayment of all Loans in an amount so that, after giving effect thereto, the Available Capital of the Borrower shall equal or exceed the product of (x) 2 and (y) the sum of the aggregate outstanding principal amount of the Loans;

         (d) shall, upon receipt of any capital contributions from its partners (whether in the Capital Contributions Account or otherwise), prepay outstanding Loans in an aggregate principal amount equal to the aggregate amount of such capital contributions;

         (e) shall, on the 45th day following the date that the aggregate principal amount of the Loans outstanding shall exceed $3,000,000, prepay the entire outstanding principal amount of the Loans; and

         (f) shall, immediately upon any acceleration or the Stated Maturity Date of any Loans pursuant to Section 8.2 or section 8.3, repay all Loans, unless, pursuant to Section 8.3, only a portion of such Loans is so accelerated; and

         (g) pay, as set forth in Section 2.1.2, the Reduction Amount as and when due.

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty. No prepayment of principal of any Loans pursuant to clause
(a), (c), (d) or (e) of this Section 3.1 shall cause a reduction in the Commitment Amount.

         SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this
Section 3.2, without set-off, deduction or counterclaim.

         SECTION 3.2.1. Interest Rate. The Borrower shall pay to the Lender interest on the outstanding Loans at a rate per annum equal to the Base Rate plus one (1%) percent.

         SECTION 3.2.2. Post-Maturity Rates. After the date any principal amount of any Loan is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Base Rate plus a margin of 3.25%.

         SECTION 3.2.3. Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

         (a) on the earlier of (i) the Stated Maturity Date and (ii) the date which is six months after the making of such Loan;

         (b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan;

         (c)      on each Monthly Payment Date occurring after the Effective
Date; and

         (d) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 6.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, on maturity, upon acceleration or otherwise) shall be payable upon demand.

         SECTION 3.3 Fees. The Borrower agrees to pay to the Lender the fees set forth in this Section 3.3. All such fees shall be non-refundable.

         SECTION 3.3.1. Commitment Fee. The Borrower shall pay a nonrefundable fee (the "Commitment Fee") to the Lender, simultaneously with the execution and delivery of this Agreement, equal to $100,000. The Commitment Fee shall be deemed fully earned regardless of whether or not the Loan is disbursed in whole or in part.

                                   ARTICLE IV

                       TAXES AND CERTAIN OTHER PROVISIONS

         SECTION 4.1.    Intentionally Omitted.

         SECTION 4.2.    Intentionally Omitted.

         SECTION 4.3.    Intentionally Omitted.

         SECTION 4.4.    Intentionally Omitted.

         SECTION 4.5. Increased Capital Costs. If any change made in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the Effective Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Lender or any Person controlling the Lender, and the Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person's capital as a consequence of the Commitments or the Loans made by the Lender is reduced to a level below that which the Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Lender to the Borrower, the Borrower shall immediately pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling Person for such reduction in rate of return. In each such event, the Lender shall provide the Borrower with a statement as to any such additional amount or amounts (including calculations thereof in reasonable detail) and such statement shall constitute prima facie evidence of such amount. In determining such amount, the Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable. In no event shall the Lender be entitled to require the Borrower to nay any additional amounts under this Section 4.5 unless the Lender requires the same of all of its borrowers similarly situated.

         SECTION 4.6. Taxes. All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder (including in respect of fees) shall be made free and clear of and without deduction for any present or future income, excise, stamp or other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, other than franchise taxes and taxes imposed on or measured by the Lender's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

         (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

         (b) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and

         (c) Pay the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as are necessary in order that the net amount received by the Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Lender would have received had such Taxes not been asserted.

         If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

         Upon the request of the Borrower, the Lender shall execute and deliver to the Borrower, on or about the first scheduled payment date in each Fiscal Year; one or more (as the Borrower may reasonably request) United States Internal Revenue Service Forms 4224 or Forms 1001 or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to the Lender is exempt from withholding or deduction of Taxes.

         SECTION 4.7. Payments, Computations, Notices. All payments by the Borrower pursuant to this Agreement, the Note, or any other Loan Document shall be made by the Borrower to the Lender, without setoff, deduction or counterclaim, not later than 1:00 p.m., New York City time, on the date due, in same day or immediately available funds, to such account as the Lender shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Lender on the next succeeding Business Day. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, it any, shall be included in computing interest and fees, if any, in connection with such payment. The Lender shall not be entitled to any amount under Sections 4.5 or 4.6 unless the Lender gives the Borrower notice or its obligation to pay such amount within 180 days from the date of the event giving rise to such obligation. The Lender agrees that, upon the occurrence of any event specified in Sections 4.5 and 4.6, it will, if requested by the Borrower, use its good faith efforts to designate another office for any Loans affected by such event with the objective of avoiding the consequences of such event. Any such designation shall be made in the sole discretion of the Lender and on terms, that will ensure that the Lender suffers no economic, legal, regulatory or other disadvantage.

         SECTION 4.8. Setoff; Security Interest. The Lender shall, upon the occurrence of any Default described in clauses (a) through (d) of Section 8.1.9 or any other Event of Default, have the right to appropriate and apply to the payment of, and setoff against, the Obligations owing to it, and (as security for such obligations) the Borrower hereby grants to the Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with the Lender in the Capital Contribution Account or any other account. The Lender agrees promptly to notify the Borrower after any such setoff and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this
Section 4.8 are cumulative and in addition to any other rights and remedies (including other rights of setoff under applicable law or otherwise) that may be available to the Lender.

         SECTION 4.9. Use of Proceeds of Credit Extensions. The Borrower shall apply the proceeds of all Loans issued in connection with any credit Extension for partnership purposes in conformity with the provisions of the Partnership Agreement; provided, however, that, without limiting the foregoing, no proceeds of any Loan shall be used in contravention of any federal or state laws (including F.R.S. Board Regulation U or X or any regulations substituted therefor, as from time to tine in effect).

                                    ARTICLE V

                         CONDITIONS TO CREDIT EXTENSIONS

         SECTION 5.1. Initial Credit Extension. The obligation of the Lender to make the initial Credit Extension following the Effective Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this section 5.1.

         SECTION 5.1.1. Resolutions. etc. The Lender shall have received from the Borrower a certificate, dated the date of the initial Credit Extension following the Effective Date, or an Authorized Officer as to:

         (a) any necessary partnership action authorizing the execution, delivery and performance of this Agreement, the Note and each other Loan Document to be executed by it;

         (b) The incumbency and signatures of those Authorized Officers authorized to act with respect to this Agreement, the Note and each other Loan Document executed by it, upon which certificate the Lender may conclusively rely until it shall have received a further certificate of an Authorized Officer canceling or amending such prior certificate; and

         (c) the Partnership Agreement and the certificate of limited partnership of the Borrower, as in effect on the date of such initial Credit Extension, and accompanied by a certificate of good standing for the Borrower issued by the jurisdictions in which it is organized, and dated as of a date reasonably close to the date of the initial Borrowing.

         SECTION 5.1.2. Delivery of Note, The Lender shall have received the Note duly executed by the Borrower in favor of the Lender.

         SECTION 5.1.3. Capital Contribution Account. The Borrower shall have established the capital Contribution Account with the Lender's New York Branch, and shall have executed such documents in connection therewith as the Lender shall require.

         SECTION 5.1.4. Closing Fees, Expenses, etc. The Lender shall have received all feet, costs and expenses due and payable pursuant to Sections 3.3 and 9.3, if then invoiced.

         SECTION 5.1.5. Opinion of Counsel. The Lender shall have received an opinion, dated on or prior to the date of such Credit Extension, from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Borrower, substantially in the form of Exhibit 5.1.5, with such changes as are reasonably acceptable to the Lender.

         SECTION 5.1.6. Guaranty. The Lender shall have received the duly executed and delivered Guaranty from the Guarantor in the form of Exhibit 5.1.6 annexed hereto.

         SECTION 5.2. All Credit Extensions. The obligations of the Lender to fund any Loan on the occasion of any Borrowing (including the initial Credit Extension following the Effective Date), shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.

         SECTION 5.2.l. Compliance with Warranties, No Default etc. Both before and after giving effect to any Credit Extension, the following statements shall be true and correct:

         (a) the representations and warranties set forth in Article VI (excluding, however, those contained in Section 6.7) shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

         (b)      except as disclosed by the Borrower to the Lender pursuant to
Section 6.7:

                  (i) no labor controversy, litigation, arbitration or governmental investigation or proceeding shall be pending or, to the knowledge of the Borrower, threatened against the Borrower which might materially adversely affect the Borrower's business, operations, assets, revenues, properties, or prospects, or which purports to affect the legality, validity or enforceability of this Agreement the Note or any other Loan Document, and

                  (ii) no development shall have occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed pursuant to Section 6.7 which might materially adversely affect the business, operations, assets, revenues, properties or prospects of the Borrower; and

         (c)      no Default shall have then occurred and be continuing.

         SECTION 5.2.2. Credit Extension Request. The Lender shall have received a Credit Extension Request for such Credit Extension as provided in
Section 2.3 or Section 2.7, as the case may be. Each of the delivery of a Credit Extension Request and the acceptance by the Borrower of the proceeds of a Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

         SECTION 5.3. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower and Guarantor shall be satisfactory in form and substance to the Lender and its counsel; and the Lender and its counsel shall have received all information, approvals, opinions, documents or instruments as the Lender or its counsel may reasonably request.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         In order to induce the Lender to enter into this Agreement and to make Credit Extensions hereunder, the Borrower represents and warrants unto the Lender as set forth in this Article VI (although the Borrower makes no representation or warranty with respect to the Guaranty).

         SECTION 6.1. Organization, etc. The Borrower in a limited partnership validly organized and existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing as a limited partnership in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement, the Note and each other Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

         SECTION 6.2. Due Authorization, Non-Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Note and each other Loan Document executed or to be executed by it are within the Borrower's partnership powers, have been duly authorized by all necessary partnership action, and do not

         (a)      contravene the Borrower's Organic Document;

         (b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower; or

         (c) result in, or require the creation or imposition of, any Lien on any of the Borrower's properties (other than as provided herein).

         SECTTON 6.3.    Government Approval, Regulation, etc. No authorization
or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement, the Note or any other Loan Document. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company"' of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         SECTION 6.4. Validity, etc. This Agreement constitutes, and the Note and each other Loan Document executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally, and general equitable principles.

         SECTION 6.5. Financial Information. The balance sheet of the Borrower as at September 30, 1999, certified by KPMG Peat Marwick, and the related statements of earnings and cash flow of the Borrower, certified by KPMG Peat Marwick, true and correct copies of which have been furnished to the Lender, have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the Borrower as at the date thereof.

         SECTION 6.6. No Material Adverse Change. Since the date of the financial statements described in Section 6.5, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Borrower or, to the best of the Borrower's knowledge, its Subsidiaries.

         SECTION 6.7. Litigation, Labor Controversies etc. There is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding or labor controversy affecting the Borrower or, to the best of the Borrower's knowledge, any of its Subsidiaries or any of their respective properties, assets or revenues, which may materially adversely affect the financial condition, operations, assets, business, properties or prospects of the Borrower or its Subsidiaries or which purports to affect the legality, validity or enforceability of this Agreement, the Note or any other Loan Document, except as disclosed in Item 6.7 ("Litigation") of the Disclosure Schedule.

         SECTION 6.8. Ownership of Properties. The Borrower owns good and marketable title to all of its properties and assets, real and personal, tangible and intangible, free and clear of all Liens, charges or claims except as permitted pursuant to Section 7.2.3.

         SECTION 6.9. Taxes. The Borrower and, to the best of the Borrower's knowledge, each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which. are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

         SECTION 6.10. Pension and Welfare Plans. Neither the Borrower nor, to the best of the Borrower's knowledge, any Subsidiary has, or has ever had any liability, either directly, indirectly, as a member of a Controlled Group, as a substantial employer within the meaning of section 4063 of ERISA or as a contributing sponsor under section 4069 of ERISA, to a Pension Plan and does not have, and has never had, any liability with respect to a Welfare Plan.

         SECTION 6.11. Regulations U and X. No proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or X. Terms for which meanings are provided in F.R.S. Board Regulation U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

         SECTION 6.12. Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.

         SECTION 6.13. Year 2000 Problem. The Borrower has a reasonable basis to believe that no Year 2000 Problem will cause a Material Adverse Effect.

         SECTION 6.1.4. Solvency. As of the date hereof the Borrower is Solvent. "Solvent" is defined to mean that (i) the fair market value of all of the Borrower's property is in excess of the total amount of the Borrower's debts (including contingent liabilities and those owed to the Lender); (ii) the Borrower is able to pay its debts as they mature (including, without limitation, all Indebtedness hereunder); (iii) the Borrower does not have unreasonably small capital for the business in which it is about to engage; and (iv) the Borrower is not "insolvent" as such term is defined in Section 101 (32) of the Federal Bankruptcy Code.

                                   ARTICLE VII

                                    COVENANTS

         SECTION 7.1. Affirmative Covenants. The Borrower agrees with the Lender that, until each Commitment has terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 7.1.

         SECTION 7.1.1. Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to the Lender copies of the following financial statements, reports, notices and information:

         (a) as soon as available and in any event within 60 days after the end of each Fiscal Quarter of each Fiscal Year of the Borrower, a balance sheet of the Borrower as of the end of such Fiscal Quarter and statements of earnings and cash flow of the Borrower for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified to the Lender by the Manager of the General Partner as true and correct in all material respects;

         (b) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such Fiscal Year for the Borrower, including therein a balance sheet of the Borrower as of the end of such Fiscal Year and statements of earnings and cash flow of the Borrower for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner acceptable to the Lender by KPMG Peat Marwick or other independent public accountants reasonably acceptable to the Lender, together with a certificate from such accountants containing a computation of, and showing compliance with, each of the financial covenants contained in Section 7.2.4 and to the effect that, in making the examination necessary for the signing of such annual report by such accountants, they have not become aware of any Default that has occurred and is continuing, or, if they have become aware of such Default, describing such Default and the steps, if any, being taken to cure it;

         (c) as soon as available and in any event within 45 days after the end of each Fiscal Quarter, a certificate executed by the Manager of the General Partner of the Borrower showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Lender) compliance with the financial covenants set forth in Section 7.2.4;

         (d) as soon as possible and in any event within three (3) days after the Borrower obtains knowledge of the occurrence of each Default, a statement of an Authorized Officer setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

         (e) as soon as possible and in any event within three (3) days after (x) the occurrence of any adverse development with respect to any litigation, action, proceeding or labor controversy described in Section 6.7, or
(y) the commencement of any labor controversy, litigation, action or proceeding of the type described in Section 6.7, notice thereof and copies of all documentation relating thereto;

         (f) concurrently with the making of any capital calls under the Partnership Agreement, notice thereof specifying the amount thereof and the date such capital call is required to be paid;

         (g) concurrently with the delivery thereof, copies of all reports and other notices delivered to the partners of the Borrower; and

         (h) such other information respecting the condition or operations, financial or otherwise, or the Borrower, in each case as the Lender may from time to time reasonably request.

The Borrower will furnish to the Lender, at the time it furnishes each set of financial statements pursuant to clauses (a) through (c) above, a certificate of an Authorized Officer (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Borrower has taken and proposes to take with respect thereto), and (ii) setting forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with Section 7.2.4 hereof as of the end or the respective Fiscal Quarter or Fiscal Year.

         SECTION 7.1.2. Compliance with Laws. etc, Except where such failure would not have a material adverse effect on the Borrower's business or on the validity and enforceability of the Loan Documents, the Borrower and each of its Subsidiaries will comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include (without limitation):

         (a) the maintenance and preservation of its existence and qualification as a foreign limited partnership in each jurisdiction in which such qualification is required; and

         (b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent, being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

         SECTION 7.1.3. Maintenance of Properties. The Borrower will maintain, preserve protect and keep its Properties in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the Borrower determines in good faith that the continued maintenance of any of its properties is no longer economically desirable.

         SECTION 7.1.4. Books and Records. The Borrower will keep books and records which accurately reflect all of its business affairs and transactions and permit the Lender or any of its representatives, at reasonable times and intervals, and after reasonable notice, to visit all of its offices, to discuss its financial matters with the members of the General Partner and independent public accountant and to examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other corporate records. The Borrower shall pay any reasonable fees of such independent public accountant incurred in connection with the Lender's exercise of its rights pursuant to this Section.

         SECTION 7.1.5. Capital Contribution Account: Contributions. (a) The Borrower shall require, at all times that there are any Loans outstanding under this Agreement, that all capital contributions made by partners of the Borrower be sent by wire transfer in immediately available funds directly to the Capital Contribution Account, and shall include instructions in all notices sent to its partners to such effect. In the event that the Borrower shall receive any such contributions which would otherwise be required to be paid into the Capital Contribution Account, it shall promptly cause the same to be paid over into the Capital Contribution Account. The Lender shall be entitled, without notice to the Borrower, to apply monies on deposit in the Capital Contribution Account to the payment of any Obligations then due and owing (including any required prepayments of Loans) prior to permitting the Borrower to make any transfers therefrom, and the Borrower hereby expressly consents to such application. The Borrower shall establish and maintain the Capital Contribution Account at the Lender's Principal Office, or such other office of the Lender as designated by the Lender. The Borrower and the Lender hereby agree on the date each principal and/or interest payment is due and owing to the Lender, the Lender may charge the Capital Contribution Account of the Borrower in order to pay such amounts when due.

         (b) The Borrower shall make capital calls from its partners at such times as may be necessary in order for the Borrower to pay any of the Obligations then due and owing, to the extent funds are not otherwise available to the Borrower. Without limiting the foregoing, the Borrower shall make a capital call from its partners on or prior to the date which is 45 days following any date on which the aggregate outstanding principal amount of the Loans shall exceed $3,000,000 in an amount sufficient to pay the entire outstanding principal amount of the Loans. The Borrower, through its General Partner, shall take all action it is permitted or required to take by the terms of the Partnership Agreement (including, without limitation, Section 3.3 thereof) or applicable law to enforce the obligations of the limited partners to fund their Capital Contributions (as such term is defined in the Partnership Agreement) and Remaining Capital Commitments.

         SECTION 7.1.6. Partnership Agreement. The Borrower will comply in all respects with the provisions of the Partnership Agreement.

         SECTION 7.1.7. Year 2000 Matters. The Borrower has reviewed, or will expeditiously review, its operations and those of its subsidiaries with a view to assessing whether its businesses, or the businesses of any of its subsidiaries, will be vulnerable to a Year 2000 Problem or will be vulnerable to the effects of a Year 2000 Problem suffered by any of, the Borrower's or any of its subsidiaries' major commercial counter-parties. The Borrower shall take all actions necessary and commit adequate resources to assure that its computer-based and other systems (and those of all subsidiaries) are able to effectively process data, including dates before, on and after January 1, 2000, without experiencing any Year 2000 Problem that could cause a Material Adverse Effect. At the request of the Lender the Borrower will provide the Lender with assurances and substantiations (including, but not limited to, the results of internal or external audit reports prepared in the ordinary course of business) reasonably acceptable to the Lender as to the capability of the Borrower and its subsidiaries to conduct its and their business) and operations before, on and after January 1, 2000 without experiencing a Year 2000 Problem causing a Material Adverse Effect.

         SECTION 7.2. Negative Covenants. The Borrower agrees with the Lender that, until each commitment has terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 7.2.

         SECTION 7.2.1. Business Activities. The Borrower will not engage in any business activity, except those permitted pursuant to the Partnership Agreement.

         SECTION 7.2.2. Indebtedness. The Borrower will not create, incur assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than Indebtedness in respect of the Credit Extensions and other Obligations

         SECTION 7.2.3. Liens. The Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether owned or hereafter acquired, except:

         (a)      Liens under the Loan Documents;

         (b) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

         (c) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

         (d) judgment Liens in existence less than 15 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies; and

         (e) any Lien on Margin Stock, if and to the extent the value of all Margin Stock owned by the Borrower exceeds 25% of the value of the total assets subject to this Section.

         SECTION 7.2.4. Financial Covenants. The Borrower will not permit (a) its Total Partnership Capital to be less than $1,500,000 at any time, or (b) its Available Capital at any time to be less than the product of (i) 2 and (ii) the sum of the aggregate outstanding principal amount of the Loans.

         SECTION 7.2.5. Investments. The Borrower will not make, incur, assume or suffer to exist any Investment in any other Person, except those Investments permitted as part of the business activities permitted by Section 7.2.1.

         SECTION 7.2.6. Restricted Payments, etc. On and at all times after the Effective Date the Borrower will not declare, pay or make any payment or distribution (in cash, property or obligations), by way of redemption or otherwise to any Affiliates or limited partners of the Borrower (except for management, incentive allocation or similar fees), if at the time of such declaration, payment or distribution, (i) a Default has occurred and is continuing or would result therefrom or (ii) any Loan is outstanding. If at the time of such declaration, payment or distribution, a Default has occurred and is continuing or would result therefrom, the Borrower may still pay accrued management incentive allocation, and similar fees, in arrears, provided that the aggregate amount paid with respect to such fees in any applicable period does not exceed the amount that would accrue with respect to such period under the Borrower's Organizational Documents.

         SECTION 7.2.7. Consolidation etc. The Borrower will not liquidate or dissolve or consolidate with, or into, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof); provided, that so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Borrower may make Investments permitted by Section 7.2.5.

         SECTION 7.2.8. Asset Disposition. The Borrower will not sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any part of its property (including, without limitation, debt, equity and hybrid interests, and accounts receivable) to any Person, if (after giving effect to such sate, transfer, lease, contribution or conveyance) a Default shall have occurred and be continuing.

         SECTION 7.2.9. Transactions with Affiliates. Except as otherwise expressly not prohibited by the Partnership Agreement, the Borrower will not, directly or indirectly engage in the following transactions:

         (a) make any Investment in an Affiliate (other than by means of purchases of Securities issued by Affiliates from Persons who are not Affiliates);

         (b) transfer, sell, lease, assign, or otherwise dispose of any Property to an Affiliate;

         (c) merge into or consolidate with or purchase or acquire Property from an Affiliate; or

         (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate).

         SECTION 7.2.10. Negative Pledges. Etc. The Borrower will not enter into any agreement (excluding this Agreement) prohibiting the creation or assumption of any Lien upon its properties, revenues or properties, whether now or purchase or hereafter acquired or the ability of the Borrower otherwise modify this Agreement or any other Loan.

         SECTION 7.2.11. No Amendments. The Borrower shall not amend, modify or supplement the Partnership Agreement in any respect without the prior written consent of the Lender; provided, however, that the Borrower may make such amendments, modifications and supplements to the Partnership Agreement without the consent of the Lender as are permitted by Section 10.2 of the Partnership Agreement.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

         SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".

         SECTION 8.1.1. Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due (i) of any principal of or interest (and such default with respect to interest shall continue unremedied for a period of two (2) days) on any Loan, or (ii) the Borrower shall default (and such default shall continue unremedied for a period of five days) in the payment when due of any other Obligation.

         SECTION 8.1.2. Breach of Warranty. Any representation or warranty of the Borrower made or deemed to be hereunder or in any other Loan Document or any other writing furnished by or on behalf of the Borrower to the Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made in any material respect.

         SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations. The Borrower shall default in performance and observance of any of its obligations under Section 7.1.1 or Section 7.2 and such default shall continue unremedied for a period of five (5) Business Days after the earlier of (i) notice thereof given by the Lender to the Borrower, or (ii) discovery thereof by a member of the General Partner.

         SECTION 8.1.4. Non-Performance of Other Covenants and Obligations. The Borrower shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Lender.

         SECTION 8.1.5. Default on Other Indebtedness. A default sha1l occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 8.l.1) of the Borrower having a principal amount, individually or in the aggregate, in excess of $3,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness having a principal amount, individually or in the aggregate, in excess of $3,000,000, or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness having a principal amount, individually or in the aggregate, in excess of $3,000,000, or any trustee or agent for such holders, to cause such Indebtedness having a principal amount, individually or in the aggregate, in excess of $3,000,000, to become due and payable prior to its expressed maturity.

         SECTION 8.1.6. Judgments. Any judgment or order for the payment of money in excess of $250,000 shall be rendered against the Borrower and either

         (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and the shall not have been stayed; or

         (b) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

         SECTION 8.1.7. Pension and Welfare Plans. The Borrower or any Subsidiary shall become liable, directly, indirect1y, as a member of a Controlled Croup, as a substantial employer within the meaning of section 4063 of ERISA or as a contributing sponsor under section 4069 of ERISA, to a Pension Plan or with respect to a Welfare Plan, without the prior written consent of the Lender and, in the reasonable opinion of the Lender, such liability is likely to have a Material Adverse Effect.

         SECTION 8.l.8. Control of the Borrower. Any Change in Control shall occur.

         SECTION 8.1.9. Bankruptcy Insolvency, etc. Either of the Borrower or the General Partner shall:

         (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

         (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for itself or any of its property, or make a general assignment for the benefit of creditors;

         (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for itself or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that each of the Borrower and the General Partner hereby expressly authorizes Lender to appear in any court conducting any relevant proceedings during such 60-day period to preserve, protect and defend its rights under the Loan Documents;

         (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or the General Partner, as the case may be, and, if any such case or proceeding is not commenced by the Borrower or the General Partner, as the case may be, such case or proceeding shall be consented to or acquiesced in by the Borrower or the General Partner, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that each of the Borrower and the General Partner hereby expressly authorizes the Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents; or

         (e) take any action authorizing, or in furtherance of, any of the foregoing.

         SECTION 8.l.10. Termination of Loan Documents. Any Loan Document shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to the legally valid, binding and enforceable obligation of the Borrower; or the Borrower or the Guarantor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability.

         SECTION 8.1.11. Guaranty. An "Event of Default" shall have occurred and been continuing under the Guaranty.

         SECTION 8.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.l.9 shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

         SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender may by notice to the Borrower declare all or any portion of the outstanding principal amount of all Loans, and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate. In addition, the Lender shall be entitled to exercise its rights of banker's lien and as a secured party with respect to the Capital Contribution Account and to exercise all of its other rights provided by law.

         SECTION 8.4. Right of Setoff. Upon any Event of Default, the Lender shall be permitted to exercise its rights as more specifically provided in
Section 4.8.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

         SECTION 9.1. Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Lender. No failure or delay on the part of either party hereto or the holder of the Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by either party hereto under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

         SECTION 9.2. Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be delivered or transmitted to such party at its addressees) or facsimile number(s) set forth below its signature hereto or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, it transmitted by facsimile, shall be deemed given when transmitted and confirmation of same received.

         SECTION 9.3. Payment of Costs and Expenses The Borrower agrees to pay on demand all actual and reasonable expenses of the Lender (including all reasonable fees and out-of-pocket expenses at counsel to the Lender) in connection with

         (a) the negotiation preparation, due diligence, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document (whether or not the same stall be consummated or become effective) as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and

         (b) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document.

The Borrower further agrees to pay, and to save the Lender harmless from all liability for, any stamp or other similar taxes which may be payable in connection with the execution or delivery of this Agreement, the Credit Extensions hereunder, or the issuance of the Note, or any other Loan Documents. The Borrower also agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and legal expenses) incurred by the Lender in connection with (x) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations, and
(y) the enforcement of any Obligations.

         SECTION 9.4. Indemnification. In consideration of the execution and delivery of this Agreement by the Lender and the extension of the Commitment, the Borrower hereby indemnifies, exonerates and holds the Lender and each of its officers, directors, employees, and agents (collectively the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities") incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

         (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension;

         (b) the entering into and performance or this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Lender pursuant to Article V not to make any Credit Extension), except to the extent such Indemnified Liabilities arise from an action, suit or proceeding brought by the Borrower in which a court of competent jurisdiction has rendered a final, non-appealable decision in favor of the Borrower; or

         (c) any investigation of, or litigation or proceeding brought against, the Lender in connection with any acquisition or proposed acquisition by the Borrower of all or any portion of the stock or assets of any Person, whether or not the Lender is party thereto, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence, willful misconduct or bad faith, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

         SECTION 9.5. Survival. The obligations of the Borrower under Sections 3.3, 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 9.3 and 9.4 shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination or expiration of all Commitments. The representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

         SECTION 9.6. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 9.7. Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

         SECTION 9.8. Execution in Counterparts, Effectiveness Etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower and the Lender (or notice thereof satisfactory to the Lender) shall have been received by the Lender and notice thereof shall have been given by the Lender to the Borrower.

         SECTION 9.9. Governing Law: Entire Agreement. THIS AGREEMENT, THE NOTE AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Agreement, the Note and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

         SECTION 9.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns; provided, however, that the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent or the Lender.

         SECTION 9.11. Participations. The Lender may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a "Participant") participating interests in any of the Loans, the Commitment or other interests of the Lender hereunder; provided, however, that

         (a) no participation contemplated in this Section 9.11 shall relieve the Lender from its Commitments or its other obligations hereunder or under any other Loan Document;

         (b) the Lender shall remain solely responsible for the performance of its Commitments and such other obligations;

         (c) no Participant, unless such Participant is an Affiliate of the Lender, shall be entitled to require the Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that the Lender may agree with any Participant that the Lender will not, without such Participant's consent, take any of the following actions: (i) increase the Commitment Amount of the Lender or extend the Loan Commitment Termination Date, or (ii) extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan), and

         (d)      the Borrower shall not be required to pay any amount under
Section 4.3, 4.5 or 4.6 that is greater than the amount which it would have been required to pay had no participating interest been sold.

         The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8 and 9.4, shall be considered the Lender. Notwithstanding anything to the contrary herein, the Lender may assign and pledge all or any portion of the Loans and the Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board and any operating circular issued by such Federal Reserve Bank, and the Loans and the Note shall be fully transferable as provided therein. No such assignment shall release the Lender from its obligations hereunder.

         Section 9.12. Assignments. The Lender may at any time assign and delegate to its Affiliates and with the prior consent of the Borrower (which consent shall not be unreasonably withheld) to one or more commercial banks or other financial institutions (each Person described above as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an "Assignee Lender") all or any fraction of the total Loans and the Commitment; provided, however, that the Borrower shall be entitled to continue to deal solely and directly with the Lender in connection with the interests so assigned and delegated to an Assignee Lender until:

                  (a) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower by the Lender and such Assignee Lender, and

                  (b) such Assignee Lender shall have executed and delivered to the Borrower and the Lender such documents as the Lender shall reasonably request, accepted by the Lender.

From and after the date of such assignment (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such assignment, shall have the rights and obligations of the Lender hereunder and under the other Loan Documents, and (y) the Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such assignment, shall be released from its obligations hereunder and under the other Loan Documents. Within five (5) Business Days following such assignment, the Borrower shall execute and deliver to the Lender (for delivery to the Assignee Lender) a new promissory note (in the form of the Note) evidencing the Assignee Lender's assigned Loans and Commitments and, if the Lender has retained Loans and any portion of the Commitments hereunder, a replacement Note in the principal amount of the Loans and the portion of the Commitments retained by the Lender hereunder (such Note to be in exchange for, but not in payment of, the Note then held by such Lender). Each such Note shall be dated the date of the predecessor Note. The Lender shall mark the predecessor Note "exchanged" and deliver it to the Borrower. Accrued interest on that part of the predecessor Note evidenced by the new Note, and accrued fees, shall be paid as agreed to between the Lender and the Assignee Lender. Accrued interest on that part of the predecessor Note evidenced by the replacement Note shall be paid to the Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Prior to such assignment, the Borrower and the Lender agree to negotiate in good faith to amend and modify this Agreement and related Loan Documents to reflect such additional Lender as a party hereto. The Borrower shall not be required to pay any amount under Section 4.3, 4.5, 4.6 or 9.3 that is greater than the amount which it would have been required to pay had no assignment been made.

         The parties agree that, in the event of any assignment which results in there being more than one Lender hereunder they shall amend this Agreement to provide for additional Lenders and action by Lenders representing a majority of the outstanding Commitments or holding a majority of the outstanding Loans, as the case may be, except with respect to actions typically requiring unanimous consent, e.g., reductions of principal or rate of interest, waiver of conditions precedent, postponement of due dates, etc.

         SECTION 9.13. Other Transactions. Nothing contained herein shall preclude the Lender or any Affiliate thereof from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliates is not restricted hereby from engaging with any other Person.

         SECTION 9.14. FORUM SELECTION AND CONSENT TO JURISDICTION. TO THE EXTENT PERMITTED BY LAW, ANY LITIGATION BASED ON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT THE LENDER'S OPTIONS, IN THE COURTS OF ANY JURISDICTION WHERE SUCH PROPERTY MAY BE FOUND. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT EITHER PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY INDEMNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT. ATTACHMENT IN AID OR EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         SECTION 9.15. WAIVER OF JURY TRIAL. THE LENDER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH

OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

         SECTION 9.16. Obligations Non-Recourse. Notwithstanding any provisions herein or in any of the Loan Documents to the contrary, in the event that the Lender shall at any time take action to enforce the collection of the obligations hereunder or under any of the Loan Documents, or to exercise any rights it may have hereunder or under any such Loan Document, it shall not institute any action, suit, claim or demand in law or in equity against any partner of the Borrower, whether general or limited, in his, her or its capacity a partner or their respective heirs, successors or assigns, it being the intention and agreement of the parties hereto that no such partner shall have any personal liability with respect to the Obligations and the Lender shall have recourse only to the partnership assets of the Borrower (and in no event to the assets of any partner of the Borrower beyond such partner's interest in the capital of the Borrower) in order to collect the Obligations; provided, however, that this Section 9.16 shall in no way be deemed to affect any of the Lender's rights or Liens in and to any security for the Borrower's obligations hereunder or under any Loan Document, or the Lender's other remedies for enforcement of any Liens for the payment of the Obligations payable under the Loan Documents (including, without limitation, the right to name the Borrower as a party defendant in any action or suit for judicial foreclosure or for specific enforcement of any Obligation); and provided, further, that nothing herein shall constitute a waiver of the Lender's ability to exercise any right or remedy which it may have against the Borrower or any other Person on account of any claim for intentional fraud or intentional deceit.

         SECTION 9.17. Confidentiality. The Lender shall hold all non-public information (either in the form of non-public documentation or which otherwise has been identified as non-public information by the Borrower) obtained pursuant to the requirements of this Agreement in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices; provided, that in any event the Lender shall have the right to make disclosure to any of its examiners, Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any bona fide transferee, participant or assignee or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided, however, that

         (a) unless specifically prohibited by applicable law or court order, the Lender shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information;

         (b) prior to any such disclosure pursuant to this Section 9.17, the Lender shall require any such bona fide transferee, participant and assignee receiving a disclosure of non-public information to agree in writing

                  (i)    to be bound by this Section 9.17; and

                  (ii) to require such Person to require any other Person to whom such Person discloses such non-public information to be similarly bound by this Section 9.17; and

         (c) except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein, the Lender shall not be obligated or required to return any materials furnished by the Borrower.

         SECTION 9.18. Term of Agreement. This Agreement shall terminate when all of the following conditions shall have been met: (i) all principal of and interest on the Note and all other amounts due and payable under this Agreement have been paid and discharged in full and no Obligations are outstanding, and
(ii) the Borrower shall have no further right to borrow or request monies under this Agreement.

         SECTION 9.19.   Acknowledgement. The Borrower hereby acknowledges that:

         (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

         (b) the Lender has no fiduciary relationship with or fiduciary duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that or debtor and creditor; and

         (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby.

               [the rest of this page is intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                       CAPRICORN INVESTORS III, L.P.

                                       By: Capricorn Holdings III, LLC, its
                                             general partner

                                             By:________________________________
                                             Name:
                                             Title:

                                       Address:

                                       30 East Elm Street
                                       Greenwich, Connecticut 04830
                                       Telephone No.: (203) 861-6800
                                       Facsimile no.: (203) 861-6671

                                       *

                                       By:______________________________________
                                       Name:
                                       Title:

                                             Address and Principal Office:

                                             *

                                   EXHIBIT 2.6
                                   -----------

                                      NOTE

$7,500,000                                                      January 31, 2000

         FOR VALUED RECEIVED, the undersigned, CAPRICORN INVESTORS III, L.P., a Delaware limited partnership (the "Borrower"), promises to pay to the order * and its successors and assigns (the "Lender") on January 30, 2002, the principal sum of SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender and not repaid pursuant to that certain Revolving Line of Credit Agreement, dated as of January 31, 2000 (together with all amendments and other modification, if any, from time to time thereafter made thereto, the "Credit Agreement"), between the Borrower and the Lender. Unless otherwise defined, terms used herein have the meanings provided in the Credit Agreement.

         The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

         Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by the Lender pursuant to the Credit Agreement.

         This Note is the Note referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidence by this Note and on which sum Indebtedness may be declared to be immediately due and payable.

         All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

         THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNATIONAL LAWS OF THE STATE OF NEW YORK.

                                       CAPRICORN INVESTORS III, L.P.

                                       By: Capricorn Holdings III, LLC, its
                                             general partner

                                             By:________________________________
                                             Name:
                                             Title:

                                        i